Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the first date on the signature page hereto, by and between Hewlett-Packard Company (the “Company”) and Léo Apotheker (“Executive”) (together, the “Parties”).

R E C I T A L S

WHEREAS, Executive is employed by the Company pursuant to the terms of the Employment Agreement between the Company and Executive, dated September 29, 2010 (the “Employment Agreement”), and

WHEREAS, the Company has decided to terminate Executive’s employment relationship with the Company in accordance with the terms of the Employment Agreement, and the Parties desire to resolve, fully and finally, all outstanding matters between them.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.             EXECUTIVE’S SEPARATION.

a.             Executive’s employment with the Company and any subsidiaries and affiliated entities terminated on September 22, 2011 (the “Separation Date”).  As of the Separation Date, Executive shall no longer be a member of the Board of Directors (the “Board”) of the Company or any subsidiary or affiliated entity of the Company and Executive agrees he shall execute all documents necessary to effect such resignations.  The Parties agree that, for purposes of the Employment Agreement, Executive’s termination of employment will be treated as a termination by the Company without Cause (as defined in the Employment Agreement).

b.             Regardless of whether Executive signs the Waiver and Release of Claims attached as Exhibit A hereto (the “Release”), upon the Separation Date, or as soon as practicable thereafter (to the extent permitted by applicable law), Executive will receive from the Company (i) any unpaid base salary accrued up to and including the Separation Date, (ii) any unpaid, but earned annual incentive compensation for any completed fiscal year as of the Separation Date, (iii) pay for any accrued but unused vacation earned up to and including the Separation Date, (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment), (v) any unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy, and (vi), as more fully provided in Section 7, rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Employment Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.

c.             Upon the Separation Date, Executive shall return to the Company all files, records, credit cards, keys, equipment, and all other Company property or documents maintained by Executive for the Company’s use or benefit.

d.             The Company will provide Executive with such legal and other assistance as is necessary in order to effect a change in Executive’s status for U.S. immigration purposes and shall take such other steps as are reasonably required in order to ensure that Executive is able to lawfully remain in the United States for a reasonable transition period, with the intention of enabling Executive to remain in the United States through at least December 31, 2011.

2.             CONSIDERATION.  In accordance with Section 9(b) of the Employment Agreement, and in consideration of the terms, representations, promises, waivers and releases contained in this Agreement, the Company will provide Executive with the following payments and benefits, conditioned upon (i) Executive’s execution and return to the Company of the Release no earlier than the Separation Date and no later than twenty-one (21) days following the Separation Date, and (ii) Executive’s not revoking, or attempting to revoke the Release prior to the “Effective Date” (as defined in the Release):

a.             A severance payment in the amount of $7,200,000, minus all tax withholdings required by law and other authorized deductions, payable in equal monthly installments (on the first business day of each month) over the 18-month period following the Separation Date.  The first such installment shall be made on the first business day of the month following the sixtieth (60th) day after the Separation Date and shall be in the amount of one-ninth (1/9) of the total severance amount due to Executive, and each of the remaining sixteen (16) installments shall be in the amount of one-eighteenth (1/18) of the total severance amount due to Executive;

b.             At the time other executives of the Company receive fiscal year annual incentives for the fiscal year ending October 31, 2011, Executive will be paid an annual incentive payment calculated as provided in Section 4(b) of the Employment Agreement.

c.             The restricted stock awards granted to Executive pursuant to Sections 4(c)(i) and 4(d)(i) of the Employment Agreement, respectively, shall vest in full and be non-forfeitable as of the Separation Date, and such shares shall be free of sales or other restrictions and shall be freely transferable by Executive.

d.             The 304,000 Performance Restricted Units (“PRUs”) awarded pursuant to Sections 4(c)(ii) of the Employment Agreement and identified therein as Grant 1 will be cancelled in consideration of the Company’s entering into this Agreement, such cancellation to be effective on the Effective Date.  As provided in the Employment Agreement, the remaining PRUs awarded pursuant to Sections 4(c)(ii) and 4(d)(ii) of the

Employment Agreement will remain outstanding, and all continued service requirements to the vesting of such PRUs will be deemed satisfied as of the Separation Date.  Such remaining PRUs will be payable at the end of their respective performance periods based on actual performance (subject to any discretionary adjustment that the HR/Compensation Committee of the Board makes generally to PRUs for the relevant performance period), except that for the first year of the award only, the cash flow metric for Grant 2 will be considered to have been achieved at no less than target.

e.             Executive will be covered by the Company’s standard relocation and housing assistance programs, the terms of which have previously been disclosed to Executive. The Company agrees to reimburse, to the extent not covered by such programs, Executive’s reasonable expenses for relocating from California to France or Belgium, including, in compliance with US immigration rules, return air fare for Executive and his spouse to France or Belgium under HP’s policy regarding executive air travel. The Company will also reimburse Executive, to the extent not covered by such programs, for up to an additional $300,000 (over and above any amount provided under such programs) for any loss he incurs in the sale of his California residence, provided that the sale is pursuant to a bona fide arm’s length transaction, based on the difference between the purchase price set forth in the contract of sale for such residence and Executive’s initial purchase price as previously communicated to the Company and set forth in the contract of sale relating to Executive’s purchase of such residence, plus the other reasonable fees and expenses Executive incurs in connection with such sale. Upon request, Executive will provide the Company with copies of the contracts of sale relating to his purchase of his California residence and to its sale. Executive will use his reasonable good faith efforts to sell his California residence at the best price that can reasonably be obtained under the circumstances and will have, consistent with the Company’s relocation and housing assistance programs but after 180 days following the Effective Date (rather than after any other period specified in such programs), the right to sell such residence to the Company or a third party designated by the Company at the price determined in accordance with such programs plus, to the extent such price is less than Executive’s initial purchase price as described above, up to an additional $300,000 (over and above any amount provided under such programs), provided that the 30-day marketing period referred to in the policy shall be 120 days and Executive will have, consistent with the policy, 60 days thereafter to decide whether to sell the house pursuant to the policy.

f.             If Executive timely elects continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will either pay directly or reimburse Executive for the COBRA premium payments for Executive and his eligible dependents under the Company’s group medical and dental plans to the extent such COBRA premium payments exceed premiums paid by then-current employees of the Company for similar coverage for the period of up to eighteen (18) months following the Separation Date (or until such earlier time as Executive ends his participation in such coverage).

g.             The Company will pay directly or reimburse Executive for the reasonable legal fees and costs of negotiating this Agreement and will reimburse Executive for out-

of-pocket security and other business-related expenses incurred at his California residence upon presentation of reasonable documentation therefor.

h.             Executive acknowledges and agrees that under the terms of this Agreement, and in accordance with the Employment Agreement, he is receiving consideration beyond that which he would otherwise be entitled to and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide.  Executive further agrees that the payments and benefits provided hereunder are in addition to any wages and accrued but unused vacation earned through the Separation Date.

3.             REPRESENTATIONS.  Executive and the Company make the following representations, each of which is an important consideration to the other party’s willingness to enter into this Agreement:

a.             Executive understands and agrees that he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement.  Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of this Agreement.

b.             Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c.             Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

4.             CONTINUING OBLIGATIONS.  Executive agrees that he will abide by the terms of Section 9(c) of the Employment Agreement and with the terms of the Agreement Regarding Confidential Information and Proprietary Developments (the “Confidential Information Agreement”) he executed in connection with his employment with the Company.

5.             MUTUAL NON-DISPARAGEMENT.  For the twelve (12) month period following the Separation Date, (i) Executive will not, and will cause his relatives, agents, and representatives to not, knowingly disparage or make any derogatory statements regarding the Company, its directors, or its officers, and (ii) the Company will not knowingly disparage or make any derogatory statements regarding Executive; provided, however, that the Company’s obligations under this Section 5 shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and members of the Board; provided, further, that the foregoing restrictions shall not apply to any statements by Executive or the Company that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process.

6.             COOPERATION.  Executive agrees that, upon written request of the Company, he will make himself reasonably available, taking into account his other business and personal commitments, to cooperate (a) with the Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and in respect of which Executive has knowledge, and (b) with respect to transition matters (collectively, “Cooperation”).  In no event shall Executive be required to provide any Cooperation if such Cooperation is adverse to Executive’s legal or business interests.  In addition, Executive shall not be required to provide more than ten (10) full calendar days per year of Cooperation to the Company pursuant to this Section 6.  For these purposes, Cooperation by Executive entailing five or more hours during a single day shall be treated as a full day of Cooperation.  Executive’s Cooperation shall include but not be limited to being available to meet with officers or employees of the Company and/or the Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.  Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for his reasonable out-of-pocket expenses for such Cooperation (including travel costs and reasonable legal fees to the extent Executive reasonably believes that separate representation is warranted and obtains the Company’s consent in writing, which consent shall not be unreasonably withheld), and Executive shall be entitled to an honorarium of $625 per hour of Cooperation.  Notwithstanding the foregoing, the provisions of this Section 6 with respect to reimbursement of expenses shall in no way affect Executive’s rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents and/or in accordance with this Agreement.

7.             INDEMNIFICATION.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executive officer or director.  The rights to indemnification conferred hereby shall include, to the extent permitted by applicable law, the right to be paid by the Company the legal fees and other costs, expenses and disbursements incurred in defending any action, suit, proceeding or investigation with respect to which Executive is entitled to indemnification in advance of its final disposition subject to receipt by the Company of an undertaking by Executive to repay such amount, or a portion thereof, if it shall ultimately be adjudicated that Executive is not entitled to be indemnified by the Company pursuant hereto or as otherwise permitted by law, but such repayment by Executive shall only be in an amount ultimately adjudicated to exceed the amount for which Executive was entitled to be indemnified.  The advances to be made pursuant to such right shall be paid by the

Company to Executive promptly following receipt by the Company of invoices or other evidence reasonably satisfactory to the Company.

8.             TAX MATTERS; SECTION 409A; CHANGE IN CONTROL.

a.             Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  If, as of the Separation Date, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A.  Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b.  Non-U.S. taxes.

(i)            Executive will be covered by the Company’s standard expatriate tax equalization program (“Ex-pat Program”).

(ii)           In the event that Executive becomes a tax resident of France or Belgium after the date of this Agreement, then to the extent not covered by the Ex-pat Program, the Company will reimburse Executive:

(A) to the extent any payment made under of this Agreement is exempt from tax in France or Belgium, as the case may be, for any taxes imposed by the United States (or any political subdivision thereof) on such payment made after the date that Executive becomes so resident in excess of the amount of tax that would have been payable if the payment were fully taxed in France or Belgium, as applicable); and

(B) to the extent any payment under this Agreement is not exempt from tax in France or Belgium, as the case may be], for any taxes imposed by the United States (or any political subdivision thereof) on such payment made after the date that Executive becomes so resident for which Executive does not obtain a tax credit in France or Belgium, as applicable).

In each case, the amount of tax payable by Executive, or that would have been payable had the payments hereunder been subject to tax, will be determined without regard to any income, gain, loss, deduction, or credit unrelated to this Agreement or Executive’s employment with the Company.  Executive agrees that in preparing his tax returns for the United States and France and Belgium, if applicable, he will obtain the assistance of advisors with recognized expertise in the tax laws of the relevant jurisdiction, including the application of tax treaties between the United States and France or Belgium, as applicable.  HP, upon reqest, may audit the relevant tax returns.

c.             In the event that any portion of the severance payments or any other payment under this Agreement, or under any other agreement with Executive or plan of the Company or its affiliates (in the aggregate “Total Payments”) would, but for this Section 8(c) constitute an “excess parachute payment” for purposes of Section 280G of the Code, then either (i) the Total Payments shall be reduced by the minimum amount necessary to avoid any excise taxes under Section 4999 of the Code or (ii) Executive shall receive the full amount of the Total Payments without any reduction, whichever results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the excise taxes under Section 4999 of the Code).  In the event of a reduction in the Total Payments, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

d.             In the event of the announcement of a transaction that would constitute a change in control under the Company’s Amended and Restated 2004 Stock Incentive Plan, the Company shall immediately establish a trust that satisfies the conditions set forth in Rev. Proc. 92-64 for a “rabbi trust” (the “Trust”) with a national banking institution as trustee (the “Trustee”) and which shall provide for the Trustee to make payments from the assets of the Trust to Executive at the same time and in the same amounts as would be paid to Executive pursuant to Section 2 of this Agreement.  Prior to the closing of the transaction(s) that result in such a change of control, the Company will fund the Trust with a sum equal to any amounts then owing to Executive under Section 2 of this Agreement.  Any payments to Executive by the Trustee from the assets of the Trust shall, to the extent thereof, discharge the Company’s obligation to make payments to Executive hereunder.

9.             ARBITRATION.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Clara, California, before the Judicial Arbitration and Mediation Services, Inc., under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

10.          GOVERNING LAW.  This Agreement, its Exhibit A, and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules, except as preempted by federal law.

11.          SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.          AMENDMENTS.  This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

13.          DESCRIPTIVE HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.          COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Facsimile and .pdf signatures will suffice as original signatures.

15.          NOTICES.  All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:

If to the Company:

Attn: Chairman of the HR/Compensation Committee
c/o Corporate Secretary
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, CA  94304

If to Executive:

at the last residential address known by the Company.

16.          ENTIRE AGREEMENT.  This Agreement and its Exhibit A, together with the Confidential Information Agreement (as modified herein), sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  For purposes of all applicable Company policies, the Company will comply with the work papers developed by the Parties in connection with this Agreement and delivered to the Executive.

17.          WAIVER OF BREACH.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.          SEVERABILITY.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision; provided, however, that if the Release becomes or is so declared to be illegal, unenforceable, or void, the Company shall be relieved of its obligation to provide any of the consideration set forth in Section 2 of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

COMPANY		LÉO APOTHEKER
HEWLETT-PACKARD COMPANY

By:	/s/ Lawrence T. Babbio, Jr.	/s/ Léo Apotheker

Lawrence T. Babbio, Jr.		Date:	September 28, 2011
Chairman of the Human Resources
and Compensation Committee of the Board
of Directors of Hewlett-Packard Company

Date:	September 28, 2011

By:	/s/ Tracy Keogh
Tracy Kneogh
Executive Vice, President, Human Resources
Hwelett-Packard Company

Date:	September 28, 2011

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In exchange for the consideration described in Section 2 of the Separation and General Release Agreement (the “Separation Agreement”) by and between Hewlett-Packard Company (the “Company”) and Léo Apotheker (“Executive”) (together, the “Parties”) and in accordance with the terms of the Employment Agreement (as defined in the Separation Agreement), Executive hereby agrees as follows:

1.             EXECUTIVE’S RELEASE.

(a)           Executive hereby forever releases and discharges the Company and its parents, affiliates, successors, and assigns, as well as each of their respective past, present, and future officers, directors, employees, agents, attorneys, and shareholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or resignation from, the Company, from the beginning of time to the date Executive signs this Waiver and Release of Claims (the “Executive’s Release”).

(b)           Executive’s Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, including, without limitation, the Employment Agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, employment discrimination, including harassment, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code or any other federal or state laws relating to employment or employment discrimination, and any claims for attorneys’ fees and costs (other than any claims arising under the Separation Agreement for attorneys’ fees or costs); provided, however, that Executive’s Release does not waive, release or otherwise discharge (i) any claim or cause of action that cannot legally be waived by private agreement between Executive and the Company, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits or unemployment benefits and any claims under Section 2802 of the California Labor Code; (ii) any rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Separation Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies and rights or claims of contribution or advancement of expenses; (iii) any vested benefits provided under the terms of any employee benefit plan applicable to Executive; (iv) any claim or cause of action to enforce any of Executive’s rights under the Separation Agreement; or (v) any claim or cause of action based on Executive’s rights as a shareholder of the Company.  In addition, Executive’s Release will not release, waive or discharge any rights or claims Executive may have that arise from actions or omissions after the Effective Date (as defined in Section 3).

(c)           This release extends to any claims that may be brought on Executive’s behalf by any person or agency, as well as any class or representative action under which Executive may have any rights or benefits; Executive agrees not to accept any recovery or benefits under any such claim or action, and Executive assigns any such recovery or benefits to the Company.  For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in his favor against the Company Released Parties and this Agreement extinguishes those claims.  Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)           Executive’s Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred.

2.             ADEA WAIVER AND RELEASE.  Executive understands and agrees that he is waiving his rights under the ADEA and thus:

(a)           Executive has been informed and understands and agrees that he has the period of at least twenty-one (21) calendar days after receipt of this Waiver and Release of Claims to consider whether to sign it.

(b)           Executive has been informed and understands and agrees that he may revoke this Waiver and Release of Claims at any time during the seven (7) calendar days after it is signed and returned to the Company, in which case none of the provisions of this Waiver and Release of Claims and the Separation Agreement will have any effect.  Executive acknowledges and agrees that if he wishes to revoke this Waiver and Release of Claims, he must do so in writing, and that such revocation must be signed by Executive and received by the General Counsel of the Company no later than the seventh (7th) day after Executive has signed the Waiver and Release of Claims.  Executive acknowledges and agrees that, in the event Executive revokes the Waiver and Release of Claims, he shall have no right to receive any of the consideration described in Section 2 of the Separation Agreement.

(c)           Executive agrees that prior to signing this Waiver and Release of Claims, he read and understood each and every provision of the document.

(d)           Executive understands and agrees that he has been advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Waiver and Release of Claims and the Separation Agreement and Executive hereby acknowledges that prior to signing this Waiver and Release of Claims he had the opportunity to consult, and did consult, with an attorney of his choosing regarding the effect of each and every provision of both this Waiver and Release of Claims and the Separation Agreement.

(e)           Executive acknowledges and agrees that he knowingly and voluntarily entered into this Waiver and Release of Claims and the Separation Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Waiver and Release of Claims or the Separation Agreement.

(f)            Executive understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Waiver and Release of Claims.

3.             EFFECTIVE DATE.  For purposes of this Waiver and Release of Claims, the “Effective Date” shall be the eighth (8th) calendar day following the date that Executive signs and returns this Waiver and Release of Claims to the Company, provided that Executive does not revoke or attempt to revoke his acceptance prior to such date.  Executive understands and agrees that, in order to receive the consideration provided under Section 2 of the Separation Agreement, he must execute this Waiver and Release of Claims no earlier than the Separation Date (as defined in the Separation Agreement) and no later than twenty-one (21) days following the Separation Date and shall not have revoked or attempted to revoke such acceptance prior to the Effective Date.

4.             MISCELLANEOUS.  Executive represents and warrants that he has the full legal capacity, power and authority to execute and deliver this Waiver and Release of Claims and to perform his obligations hereunder.  This Waiver and Release of Claims is binding upon and shall inure to the benefit of the Parties hereto as well as the Company Released Parties.  For purposes of this Waiver and Release of Claims, a facsimile or electronic file containing Executive’s signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

Accepted and agreed as of the date set forth below:

/s/ Léo Apotheker
Léo Apotheker

Date:	September 28, 2011